Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

DYNATRONICS CORPORATION

(as "Buyer")

and

HAUSMANN INDUSTRIES, INC.

(as "Seller")

Dated as of March 21, 2017

i

TABLE OF CONTENTS
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TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Trademark Assignment Form
Exhibit B	Guaranty Agreement Form

SCHEDULES (OTHER THAN DISCLOSURE SCHEDULES)

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Facility Items
Schedule 1.1(c)	Certain Remedial Action
Schedule 1.1(d)	Financial Statements
Schedule 1.2	Usage and Interpretation
Schedule 2.3(f)	Certain Assumed Liabilities
Schedule 2.7	Working Capital Adjustment
Schedule 3.2	Closing Agenda
Schedule 8.6	No Negotiation
Schedule 10.2(c)(ii)	Indemnity Notice; Procedures After Certain Indemnity Claim Notices.
Schedule 11.4(a)	Potential Transferred Employees
Schedule 11.4(b)	Buyer 2017-18 Benefits Package for Transferred Employees
Schedule 11.4(f)	Credit For Prior Service

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is entered into as of March 21, 2017, by and between Dynatronics Corporation, a Utah corporation ("Buyer"), and Hausmann Industries, Inc., a New Jersey corporation ("Seller").  Seller and Buyer are sometimes referred to in this Agreement individually as a "Party" and are collectively referred to in this Agreement as the "Parties."
RECITALS

A. Seller owns certain assets and uses them in the conduct of the Business.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all assets of Seller except specified assets, and Buyer desires to assume specified liabilities related to such purchased assets, upon the terms contained in this Agreement.

AGREEMENT
NOW THEREFORE, intending to be legally bound, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1	Certain Defined Terms
As used in this Agreement:
"Accounts Payable" has the meaning set forth in Section 2.3(b).
"Accounts Receivable" has the meaning set forth in Section 2.1(a).
"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  As used in this definition, the term "control" means possession of direct or indirect power to order or cause the direction of the management and policies of a Person, whether through the ownership of the voting securities of the other Person or by contract, statute, regulation or otherwise.
"Agreement" has the meaning set forth in the preamble.
"Assigned Contracts" means each of the Contracts listed on Schedule 1.1(a) (including the CBA) and any additional Contracts listed on the schedule to any Assignment and Assumption Agreement.
"Assignment and Assumption Agreement" means one or more Assignment and Assumption Agreements between Buyer and Seller, in each case in a form to be agreed by the Parties.

"Assumed Liabilities" has the meaning set forth in Section 2.3.
"Audited 2015 Financial Statements" has the meaning set forth in Section 6.7.
"Audited 2016 Financial Statements" has the meaning set forth in Section 6.7.
"Balance Sheet" means Seller's balance sheet as of the Balance Sheet Date.
"Balance Sheet Date" means December 31, 2015.
"Bill of Sale" means the Bill of Sale from Seller in favor of Buyer, in a form to be agreed by the Parties.
"Business" means the business and operations of Seller as conducted as of the Closing Date, including any business relating to products or services under development by Seller as of the Closing Date.
"Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.
"Buyer" has the meaning set forth in the preamble.
"Buyer-Side Indemnified Persons" has the meaning set forth in Section 10.2(a).
"Cap" has the meaning set forth in Section 10.2(d)(i).
"CBA" means the collective bargaining agreement between Seller and Amalgamated Industrial Union Local 76b and its divisions (Local 92 Division) dated as of March 1, 2016.
"Certain Remedial Action" has the meaning set forth in Schedule 1.1(c).
"Cleanup" means all actions required by Law to clean up, remove, treat, or in any other way address the presence, release or threat of release of any Hazardous Substance, for industrial facilities.
"Closing" has the meaning set forth in Section 3.1.
"Closing Agenda" has the meaning set forth in Section 3.2.
"Closing Consideration" has the meaning set forth in Section 2.5.
"Closing Date" has the meaning set forth in Section 3.1.
"Closing Date Transaction Agreements" means (a) the Bill of Sale, (b) the Assignment and Assumption Agreement, (c) the Trademark Assignment, (d) the Guaranty Agreement, and (e) the Patent Assignment.
"Code" means the Internal Revenue Code of 1986.

"Commercial Software" means object code licenses granted to end-users that permit use of software products without a right to modify, distribute or sublicense the same.
"Competitive Business" means any business or activity that is in the business of designing, manufacturing, marketing or distributing products that compete with the Products as of Closing (or under development by Seller as of Closing).
"Confidential Information" means all information about any Person or its business that is not available to the general public and all records (including records in electronic form) and documents containing such information.

"Contract" means any oral or written agreement, contract, lease, sublease, franchise, indenture, sales or purchase order, note, bond, mortgage, arrangement, obligation, license or commitment.
"Copyrights" means all copyrightable works, all copyrights, whether registered or unregistered, claims of copyright, assignments of copyright, design rights, rights to mask works and database rights, and renewals, registrations and applications for registration of any of the foregoing.
"Deductible" has the meaning set forth in Section 10.2(d)(i).
"Disclosure Schedules" means the schedules attached to and incorporated in this Agreement that set forth the exceptions to the representations and warranties contained in Article 4 of this Agreement and certain other information called for by Article 4 of this Agreement.
"Employment Agreement" means the Employment Agreement between Buyer and David Hausmann, along with the Confidentiality and Non-Compete agreement referred to therein, dated as of the date hereof and effective by its terms as of the Closing Date.
"Encumbrance" means any claim, lien, pledge, mortgage, deed of trust, security interest, easement, leasehold, restrictive covenant, option, charge, restriction, possessory right, encumbrance or other similar right.
"End Date" means June 1, 2017.
"Environmental Law" means any Law designed to minimize, prevent or remedy the consequences of actions that may damage or threaten the environment (including land surface, subsurface strata, surface water, groundwater, indoor and outdoor air and plant and animal life) or threaten public health or safety.
"Environmental Order" means any Order relating to an Environmental Law or an Environmental Permit.
"Environmental Permit" means any Permit relating to an Environmental Law.
"Environmental Proceeding" means any Proceeding relating to an Environmental Law or an Environmental Permit.

"ERISA" means the Employee Retirement Income Security Act of 1974.
"Equityholders" means the investors in the equity financing by Buyer for this transaction.
"Excluded Assets" has the meaning set forth in Section 2.2.
"Excluded Liabilities" has the meaning set forth in Section 2.4.
"Facility" means the "Premises" as defined in the Lease Agreement and the items set forth on Schedule 1.1(b).
"FDA" means the United States Food and Drug Administration.
"Financial Statements" means (i) the balance sheet and related statements of income, stockholders' equity and cash flows for Seller at, and for the fiscal year ended, December 31, 2015 and (ii) the balance sheet and related statements of income, stockholders' equity and cash flows for Seller at, and for the fiscal year ended, December 31, 2016, including in each case, the notes thereto, copies of which are attached as Schedule 1.1(d).  (For avoidance of doubt, both Parties acknowledge that these Financial Statements are undergoing audit, and therefore subject to audit adjustment and contain references to "Draft" and to an auditor's report that is not yet included, as well as certain blanks in the accompanying notes).
"Fundamental Representations" has the meaning set forth in Section 10.1(a)(i).
"GAAP" means generally accepted accounting principles for financial reporting in the United States.
"Governing Documents" means, with respect to:  (a) a corporation, the articles or certificate of incorporation or organization and bylaws or code of regulations; (b) a general partnership, the partnership agreement and any statement of partnership; (c) a limited partnership, the limited partnership agreement and certificate of limited partnership; (d) a limited liability company, the articles or certificate of organization or formation and operating agreement; and (e) any other form of entity, any charter or similar document adopted or filed in connection with the organization of such entity plus, in each case all equity holders' agreements, voting agreements, joint venture agreements, registration rights agreements and other agreements relating to the organization of such Person or to the rights and obligations of the equity holders of such Person.
"Governmental Authority" means any:  (a) nation, state, county, city, town, borough, village, or district; (b) federal, state, local, municipal, foreign or other government; (c) domestic or foreign agency, branch, department, board, commission, court, tribunal or other entity exercising administrative, executive, judicial, legislative, police, regulatory or taxing authority; (d) multinational organization; (e) self-regulatory, accreditation or certification entities, or quasi-governmental authority of any nature, or (f) official of any of the foregoing, or any entity contracting with any of the foregoing, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

"Guaranty Agreement" means the Guaranty Agreement dated the Closing Date by each of the shareholders of Seller in favor of Buyer in the form attached as Exhibit B.
"Hazardous Activity" means the generation, handling, production, release, storage, transportation, or use of any Hazardous Substance.
"Hazardous Substance" means any substance, material or waste that is subject to regulation under any Environmental Law.
"Holdback Amount" means One Million Dollars ($1,000,000).
"Holdback Fund" has the meaning set forth in Section 2.9(a).
"Holdback Interest Rate" means three-fourths percent (0.75%).
"Holdback Release Amount" means the amount equal to fifty-percent (50%) of the Holdback Amount minus the sum of (i) the amount, if any, of any unresolved claims for indemnification pursuant to Article 10, plus (ii) the Initial Release Amount.  Notwithstanding anything to the contrary, only claims for indemnification made within six (6) months of the Closing Date shall be included in the calculation of the Holdback Release Amount.
"Holdback Release Date I" means January 1, 2018.
"Holdback Release Date II" means the date that is eighteen (18) months after the Closing Date.
"Indebtedness" means (a) obligations for borrowed money and accrued interest, premiums, penalties and other obligations relating thereto, (b) lease obligations that are capital leases in accordance with GAAP, (c) obligations arising under or with respect to any conditional sale or other title retention agreement, and (d) guarantees of any of the foregoing obligations.
"Indemnified Person" means a Seller-Side Indemnified Person or a Buyer-Side Indemnified Person.
"Indemnifying Person" means (i) Buyer, with respect to indemnification claims of Seller-Side Indemnified Persons, and (ii) Seller, with respect to indemnification claims of Buyer-Side Indemnified Persons.
"Indemnity Claim" has the meaning set forth in Schedule 10.2(c).
"Indemnity Claim Notice" has the meaning set forth in Schedule 10.2(c).
"Independent Accountants" means Sobel &Co., LLC.
"Intellectual Property" means Copyrights, Know-How, Patents, Trademarks and other intellectual property rights, including all goodwill and moral rights associated with the foregoing.
"Inventory" has the meaning set forth in Section 2.1(b).

"Know-How" means confidential or proprietary information, however embodied, including trade secrets, methods, devices, designs, drawings, know-how, show-how, technical and training manuals and documentation, processes, formulae, research data, and inventions.
"Knowledge" of Seller means the actual knowledge of the following employees of Seller: the Chief Executive Officer (currently David Hausmann), the Director of Sales and Marketing (currently George Batchelor) and the Controller (currently Adam Heminover), and such additional knowledge as such individuals would be expected to obtain through the normal performance of their duties, as well as in the case of David Hausmann, in his capacity as a shareholder of Seller.
"Law" means any domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.
"Lease Agreement" means the Lease Agreement between Buyer and Seller dated as of the date hereof and effective by its terms as of the Closing Date for lease of the Facility.
"Lender" means Bank of the West.
"Licensed Intellectual Property" has the meaning set forth in Section 4.11(b).
"Loan Commitment Letter Agreement" means the Letter Agreement dated as of February 27, 2017 between Buyer and the Lender, a copy of which has been provided by Buyer to Seller.
"Losses" means all costs, losses, Taxes, liabilities, fines, penalties, obligations, damages, Cleanup costs, claims and expenses, whether direct or indirect, including reasonable fees of attorneys, accountants and other professionals, and all amounts paid in investigation, defense or settlement of any of the foregoing, except "Losses" shall not include consequential damages that are not reasonably foreseeable.
"Material Adverse Effect" means any event, change, occurrence, development or effect that is, (a) individually or in the aggregate, materially adverse to the business, properties, results of operations, financial condition, products, assets, services, results of operations or prospects of Seller or (b) that constitutes or would result in a material adverse effect on the ability of Seller or any Affiliate of Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any Transaction Agreement to which it is a party; provided that in each case, none of the following constitutes a Material Adverse Effect: (a) an economic event or change generally affecting the industry in which Seller operates; (b) the commencement or material worsening of a war or armed hostilities, military or terrorist attack, or other national or international disaster or calamity involving the United States; (c) any changes in accounting rules or principles; (d) any changes in applicable Law; (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (f) in and of itself, the failure of Seller to meet any of its internal projections (it being understood that the cause or causes of any such failure may be deemed to constitute or contribute to a Material Adverse Effect); or (g) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

"Material Contracts" has the meaning set forth in Section 4.10(a).
"Non-disclosure Agreement" means the Non-disclosure Agreement dated September 8, 2015 between Buyer and Seller.
"Order" means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or any arbitrator.
"Ordinary Course" means an action taken by Seller that (a) is consistent in nature, scope, and magnitude with the past practices of Seller and is taken in the ordinary course of the normal, day-to-day operations of Seller; and (b) does not require authorization by the board or shareholders of Seller (except for authorization by the board or shareholders of Seller at an annual meeting).
"Parties" and "Party" have the meanings set forth in the preamble.
 "Patents" means patents, patent registrations, patent applications, invention registrations, use cases, and utility models, including continuations, continuations-in-part, divisions, substitutions, reissues, re-examinations and extensions thereof, whether domestic or foreign, statutory or non-statutory, and all rights therein provided by Law, and all modifications and improvements to the inventions disclosed in each such patent, registration, application, use case or utility model.
"Patent Assignment" means a Patent Assignment from Seller in favor of Buyer, in a form to be agreed by the Parties.
"Permits" means all permits, licenses, franchises, approvals, consents, grants, authorizations, registrations (other than registrations related to Intellectual Property), certificates, variances and similar rights granted or issued by Governmental Authorities.
"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; and (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
"Person" means any individual, corporation, general or limited partnership, limited liability company, trust, Governmental Authority or other entity.
"Preserved Records" has the meaning set forth in Section 11.5.
"Proceeding" means any legal, administrative, arbitral, disciplinary, regulatory, enforcement or other proceeding, claim, investigation, suit or action of any nature.
"Product" means any product designed, manufactured, sold (or offered for sale), leased, licensed or delivered by Seller.

"Purchase Price" has the meaning set forth in Section 2.5(a).
"Purchased Assets" has the meaning set forth in Section 2.1.
 "Quality Regulations" means the FDA Quality System Regulations and the regulations of any other countries where Seller currently sells its Products.
"Representative" means, with respect to any Person, any manager, officer, director, principal, attorney, agent, employee or other representative of such Person.
"Restricted Period" has the meaning set forth in Section 11.10(a).
"Seller" has the meaning set forth in the preamble.
"Seller 401(k) Plan" means Seller's 401(k) plan and its related trust.
"Seller Books and Records"  means all records (including records in electronic form) of Seller, including: (a) all lists of suppliers, vendors, or current or past customers, and all lists or other documents describing prospective customers (such as sales leads), (b) information describing marketing and selling tactics and strategy, (c) pricing lists, operational manuals, and marketing materials, studies and reports, (d) all regulatory filings and submissions to or from any Governmental Authority, and (e) all financial, accounting and Tax records (including any related to the Seller 401(k) Plan and Seller's healthcare flexible spending account), except in the case of the foregoing "(d)" and "(e)" to the extent the inclusion of such would result in the waiver of attorney-client privilege (in which case such record shall be excluded from this definition).
"Seller Employees" has the meaning set forth in Section 4.13(a).
"Seller ERISA Affiliate" means any Person that, together with Seller, is or was at any time since January 1, 2011, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
"Seller FSA Plan" means Seller's employee flexible spending account plan.
"Seller HRA Plan" means Seller's employee health reimbursement account plan.
"Seller Intellectual Property" means all Intellectual Property owned by Seller or used or held for use in connection with the Business.
"Seller Plan" means any of the following arrangements that is maintained or sponsored by Seller or to which Seller contributes or for which Seller otherwise has or may have any liability (either directly or as a result of a Seller ERISA Affiliate): (a) any "employee benefit plan" as defined in Section 3(3) of ERISA, and (b) any other arrangement providing for benefits or payments to any present or former employees, directors, managers, trustees, agents, or independent contractors, including in the event of a change of ownership or control
"Seller-Side Indemnified Persons" has the meaning set forth in Section 10.2(b).

"Signing Date Transaction Agreement" means each Transaction Agreement other than the Closing Date Transaction Agreements.
"Specified COBRA Coverage Liabilities" has the meaning set forth in Section 11.4(g).
"Specified Trademarks" means the following Trademarks of Seller:  "PROTEAM" and "HAUSMANN."
"Standard Warranty" has the meaning set forth in Section 4.16(d).
"Subscription Agreement" means the Subscription Agreement dated as the date hereof between Buyer and the Equityholders, a copy of which has been provided by Buyer to Seller.
"Survival Period" has the meaning set forth in Section 10.1.
"Tangible Personal Property" has the meaning set forth in Section 2.1(c).
"Tax" or "Taxes" means, with respect to any Person, all federal, state, local, county, foreign and other taxes, charges, fees, levies, tariffs, duties, impositions, assessments or other government charges, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, escheat or unclaimed property, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which such Person may be liable, and including any liability for the Taxes of any other Person, as a transferee or successor, or otherwise as a result of any Law, contract or otherwise.
"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing or other document (including any amendments thereof and attachments thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment or any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement of Law relating to any Tax.
"Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
"Reverse Break-Up Termination Transaction Fee" has the meaning set forth in Section 9.2(d).
"Third Party" means a Person that is not a Party or an Affiliate of a Party.
"Third-Party Claim" means any claim by a Third Party against an Indemnified Person.
"Top 10 Customers" has the meaning set forth in Section 4.17(a).

"Top 10 Suppliers" has the meaning set forth in Section 4.17(b).
"Trademarks" means (a) trademarks and service marks, registered or unregistered, together with all translations, adaptations, derivations and combinations thereof, including all common law rights and goodwill associated therewith, including applications for registration of such trademarks and service marks, renewal registrations and applications for renewal registrations, extensions and foreign counterparts of such registered trademarks, registered service marks and related items; (b) corporate names, business names and trade names, whether registered or unregistered; (c) trade dress; and (d) internet domain names and associated addresses and URLs.
"Trademark Assignment" means the Trademark Assignment from Seller in favor of Buyer, in substantially the form attached to this Agreement as Exhibit A.
"Transaction Agreements" means (a) the Lease Agreement, (b) the Employment Agreement, (c) the Guaranty Agreement, (d) the Bill of Sale, (e) the Assignment and Assumption Agreement and (f) the Trademark Assignment.
"Transfer Taxes" has the meaning set forth in Section 12.1.
"Transferred Employees" has the meaning set forth in Section 11.4(a).
"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws.

Section 1.2	Usage and Interpretation
The Parties agree that the language of this Agreement shall be interpreted as set forth on Schedule 1.2.
Section 1.3	Definitions related to Purchase Price Adjustments.
Definitions relating to the working capital adjustment to the Purchase Price pursuant to Section 2.7 are set forth in Section 2.7 or Schedule 2.7.
ARTICLE 2
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES
Section 2.1	Purchased Assets
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire from Seller all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature (other than the Excluded Assets) of Seller (collectively, the "Purchased Assets"), including all of Seller's right, title and interest in and to any of the following:
(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable");
(b) all inventory, finished goods, raw materials, work in progress and packaging materials of Seller (the "Inventory");

(c) all supplies, machinery, equipment, computers, furnishings, tools, and other tangible personal property (except Inventory) (the "Tangible Personal Property");
(d) the Assigned Contracts; provided, that since Seller has agreed to provide copies of the potential Assigned Contracts only after the Closing (and shall provide such Contracts within the two (2) Business Day period following the Closing), Buyer will determine within thirty (30) days of receipt which such potential Assigned Contracts it wishes to have assigned and assumed, and any such Assigned Contracts will thereafter be transferred by Seller (without payment of any additional amount by Buyer) by means of an additional Assignment and Assumption Agreement executed after the Closing but effective as of the Closing.
(e) the Seller Intellectual Property, including the Intellectual Property listed on Schedule 4.11(a), the Specified Trademarks and the name of Seller (subject to the license set forth in Section 11.2);
(f) all Permits which are held by Seller, including the Permits listed on Schedule 4.7(b);
(g) all claims of Seller against Third Parties relating to the Purchased Assets or the Assumed Liabilities, whether actual or contingent, matured or unmatured, known or unknown;
(h) all rights of Seller to insurance benefits payable under any insurance policy of Seller with respect to any damage to Purchased Assets that exists on the Closing Date;
(i) all rights of Seller under and assets attributable to the Seller 401(k) Plan, including its sole and complete discretion as to profit sharing bonus contributions thereunder (for the avoidance of doubt, the payments required to be made by Buyer pursuant to Section 11.7 are not discretionary);
(j) all rights and assets of Seller under or attributable to Seller FSA Plan (including the excess (if any) of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Seller FSA Plan made during 2017 to the Closing Date by Transferred Employees over the aggregate reimbursement payments made during 2017 to the Closing Date from such accounts to such Transferred Employees);
(k) all rights and assets of Seller under or attributable to Seller HRA Plan;
(l) the Seller Books and Records; and
(m) to the fullest extent possible under applicable Law, all defenses, counterclaims and other rights of Seller with respect to any matter described in Schedule 2.3(f) (and if any such rights are retained by Seller under applicable Law, then Seller shall preserve and not waive such retained rights).

Section 2.2	Excluded Assets
Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):
(a) all cash, cash equivalents and short-term investments;
(b) all Contracts that are not Assigned Contracts;
(c) all Seller Plans and assets attributable thereto (other than the Seller 401(k) Plan);
(d) all claims for refunds of Taxes and other governmental charges of whatever nature;
(e) any shares of capital stock of Seller held in treasury;
(f) the Facility (including the rights to the solar renewable energy credits related to the Facility);
(g) all insurance policies of Seller and rights thereunder (including claims and rights to refunds of premiums or overpayment, if any), other than the rights specifically set forth in Section 2.1(g);
(h) all claims of Seller as creditor in connection with the matter set forth on Schedule 4.8(b);
(i) the rights which accrue or will accrue to Seller under this Agreement and the Transaction Agreements;
(j) prepayments of insurance, including workers compensation insurance; and
(k) freight claims made by Seller prior to Closing.
Section 2.3	Assumed Liabilities
At the Closing, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):
(a) all liabilities and obligations under the Assigned Contracts, but only to the extent that such liabilities or obligations are not required to be performed prior to the Closing Date and do not relate to any warranty or other breach, default, or violation by Seller, on or prior to the Closing;
(b) all accounts payable of Seller to Third Parties in connection with the Business that remain unpaid as of the Closing Date and that are of a category of payables taken into account in the Working Capital Calculation ("Accounts Payable");
(c) all liabilities and obligations of Seller, whether as sponsor, plan administrator or named fiduciary, under the Seller 401(k) Plan and the Specified COBRA Coverage Liabilities;

(d) all claims for reimbursement by Transferred Employees with respect to such Transferred Employee's respective (i) 2017 flexible spending account under Buyer's flexible spending plan and (ii) 2017 health reimbursement account under Buyer's health reimbursement account plan, in each case, whether incurred prior to, on or after the Closing;
(e) any Product or service guaranty or warranty, right of return, or other indemnity obligation relating to the Products or relating to the services provided by Seller prior to the Closing, arising by reason of any express or implied Contract (including any warranty of merchantability or fitness), or any doctrine of common law (contract);
(f) the matters described on Schedule 2.3(f); and
(g) without duplication of any other assumption of liabilities provided for in this Agreement (e.g., Accounts Payable provided for in Section 2.3(b)) all liabilities of Seller that are included in Closing Net Working Capital (through clause (b) of such definition), in each case up to the line item amount of the Closing Date liability so included.
Section 2.4	Excluded Liabilities
Buyer shall not assume, or otherwise be responsible for any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, known or unknown, whether arising out of occurrences prior to, at or after the Closing and whether or not relating to the Purchased Assets (collectively, the "Excluded Liabilities"), other than the Assumed Liabilities.
Section 2.5	Purchase Price, etc.
The aggregate purchase price for the Purchased Assets plus the assumption of the Assumed Liabilities shall be Ten Million Dollars ($10,000,000) ("Closing Consideration"), as adjusted pursuant to Section 2.7 (the "Purchase Price"), payable as follows:
(a) An amount equal to the Holdback Amount shall be retained by Buyer in accordance with Section 2.8; and
(b) An amount equal to the Closing Consideration less the Holdback Amount shall be paid at Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.
Section 2.6	Allocation of Purchase Price
The Purchase Price shall be allocated to the Purchased Assets as follows: (i) an amount equal to $505,000 allocated to equipment, (ii) the amounts as determined in Section 2.7 (Working Capital Adjustment) to Inventory and Accounts Receivable, and (iii) an amount equal to the remaining portion of the Purchase Price to intangible assets, including goodwill.  Each of Buyer and Seller shall prepare all Tax Returns which they are required to file in a manner consistent with this Section 2.6.

Section 2.7	Working Capital Adjustment
(a) Schedule 2.7.  Schedule 2.7 contains all definitions relating to the working capital adjustment provided for in this Section 2.7.
(b) Calculation of Closing Net Working Capital; Review and Cooperation.  No later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a calculation of the Closing Net Working Capital (the "Working Capital Calculation").  Seller and its Representatives shall have the right to review the Working Capital Calculation, and Buyer shall reasonably cooperate with them in the review process and shall provide to them reasonable access to all information of the Purchased Assets used in the preparation of the Working Capital Calculation as reasonably requested by them.  If Seller disputes any item or amount in the Working Capital Calculation, Seller shall deliver to Buyer a notice (the "Working Capital Adjustment Dispute Notice") describing any item or amount in the Working Capital Calculation that is so disputed within thirty (30) days after receipt of the Working Capital Calculation.
(c) Adjustment Dispute Resolution.
(i)
Buyer and Seller shall attempt in good faith to resolve any such dispute, but if such dispute is not resolved within fifteen (15) Business Days after the date that Buyer receives the Working Capital Adjustment Dispute Notice, then either Seller or Buyer may refer such dispute to the Independent Accountants for resolution.

(ii)
If any dispute is submitted to the Independent Accountants for resolution, Buyer and Seller shall execute any agreement required by the Independent Accountants to accept such engagement, and such agreement shall provide that the Independent Accountants' determination shall not be in an amount that is outside the range of the disagreement between Buyer and Seller, and shall be solely based on submissions made by Buyer and Seller.

(iii)	Furthermore, Buyer and Seller agree that such resolution by the Independent Accountants shall be deemed conclusive of the matter.
(iv)	Buyer and Seller shall each bear one-half of the fees and costs of such Independent Accountants.
(d) Adjustment Payments.
(i)
If it is determined pursuant to this Section 2.7 that there is a Net Working Capital Deficit, then, Seller shall pay to Buyer an amount equal to the Net Working Capital Deficit.  Funds retained by Buyer from the Holdback Fund will be applied towards the satisfaction of Seller's payment obligations under this Section 2.7(d)(i).

(ii)	If it is determined pursuant to this Section 2.7 that there is a Net Working Capital Excess, then, Buyer shall pay to Seller an amount equal to the Net Working Capital Excess.
(e) Tax Treatment of Working Capital Adjustment.  Any payments pursuant to this Section 2.7 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

Section 2.8	Holdback Amount
(a) Holdback Amount.  At the Closing, Buyer shall retain an amount equal to the Holdback Amount for purposes of satisfying (i) the Purchase Price adjustments set forth in Section 2.7 and (ii) claims pursuant to and in accordance with Article 10 of this Agreement (such retained amount, as reduced from time to time pursuant to Section 2.7(d) or Section 10.2(g), together with interest accrued thereon at a rate equal to Holdback Interest Rate, the "Holdback Fund").
(b) Holdback Release Date I.  Promptly following Holdback Release Date I, Buyer shall pay to Seller (by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two (2) Business Days prior to such payment) twenty-five percent (25%) of the Holdback Amount, minus the amount, if any, of any unresolved claims for indemnification pursuant to Article 10 (the amount payable to Seller, the "Initial Release Amount").  Notwithstanding anything to the contrary, only claims for indemnification made within six (6) months of the Closing Date shall be included in the calculation of the Initial Release Amount.
(c) Holdback Release Date II.  Promptly following Holdback Release Date II, Buyer shall pay to Seller (by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two (2) Business Days prior to such payment), both (i) the Holdback Release Amount (if positive), and (ii) any remaining amount of the Holdback Fund, minus, without double counting, the amounts, if any, of any unresolved payment related to a Working Capital Adjustment Dispute Notice pursuant to Section 2.7 or any unresolved claims for indemnification pursuant to Article 10.  Following resolution of any such adjustment and claims, Buyer shall pay promptly to Seller (by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two (2) Business Days prior to such payment) any remaining amount of the Holdback Fund.
(d) Default Interest Rate.  If Buyer fails to deliver all or any portion of the Holdback Amount to the Seller when due (including as a result of withholding a greater portion of the Holdback Amount than Buyer is entitled to retain pursuant to Section 2.7 or Article 10), then, interest shall accrue on such undelivered amount at rate equal to the Prime Rate (as reported by the Wall Street Journal) plus eight percent (8%), compounded annually from and after the first Business Day following such failure until all such unpaid amounts (plus all accrued but unpaid interest thereon) are delivered to the Seller.
Section 2.9	Consents, etc.
(a) Consents.  This Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver any Purchased Asset if such sale, conveyance, transfer, assignment or delivery thereof, without the consent of a Third Party, (i) would constitute a breach of the rights of such Third Party, (ii) would be ineffective with respect to any Third Party to a Contract concerning such Purchased Asset, or (iii) would adversely affect the rights of Buyer with respect to such Purchased Asset, in which case such sale, conveyance, transfer, assignment or delivery, and the assumption by Buyer of any related Assumed Liabilities, shall be subject to such consent being obtained.  Seller shall use commercially reasonable efforts to obtain any such consent, whether prior to or after the Closing.  Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business in connection with obtaining any such consent, except with the prior written consent of Buyer, such consent not to be unreasonably withheld.  In addition, Seller shall cooperate with Buyer to provide Buyer with the benefit of any Assigned Contract with respect to which such consent has not yet been obtained, and Buyer shall cooperate with Seller to assume and perform the obligations and liabilities of any Assigned Contract with respect to which such consent has not yet been obtained.

(b) Post-Closing Assignment and Assumption.  Promptly after any such consent is obtained, Seller shall convey, transfer, assign and deliver such Purchased Asset or assign such Assigned Contract to Buyer, and Buyer shall assume Seller's liabilities and obligations under any such Assigned Contract pursuant to a special-purpose assignment and assumption agreement that is substantially similar to the Assignment and Assumption Agreement.
(c) No Waiver or Exclusion.  Nothing contained in this Section 2.9 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received at Closing an effective assignment of all of the Purchased Assets, nor shall this Section 2.9 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contract or other Purchased Asset as to which a consent may be necessary.
Section 2.10	Withholding
Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payments under any provision of any Tax Law.  In the event that Buyer reasonably determines that any deduction or withholding of Taxes is required, prior to making any such deduction or withholding, Buyer shall notify Seller such deduction or withholding is proposed to be made and reasonably cooperate with Seller to reduce or eliminate such deduction or withholding.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which Buyer made such deduction and withholding.

ARTICLE 3
CLOSING
Section 3.1	Closing
The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place via the exchange of facsimile or .pdf emailed signature pages on a date to be specified by Buyer and Seller, which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article 6 and Article 7 (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties; provided, however, that the Closing shall not occur on any date other than the first of a month without the prior written consent of Buyer.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."  The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 3.2	Closing Agenda
A closing agenda (the "Closing Agenda") setting forth the Transaction Agreements and other documents listed thereon is attached as Schedule 3.2.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
Section 4.1	Organization; Qualifications
Seller is a corporation duly organized, validly existing and in good standing (or the equivalent) under the Laws of the State of New Jersey and has all necessary corporate power and authority to own, operate or lease the Purchased Assets and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of Seller as currently conducted makes such qualification or authorization necessary, except where the failure to be so qualified or otherwise authorized would not result in a Material Adverse Effect.  Each shareholder of Seller is listed on Schedule 4.1, and no Person owns any equity securities of Seller other than those Persons listed on Schedule 4.1.
Section 4.2	Power and Actions; Execution, Delivery and Enforceability
(a) Power and Actions.  Except with respect to the required approval by Seller's shareholders (which will be delivered at Closing), Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and any Transaction Agreement to which it is a party, to consummate the transactions contemplated on its part hereby and thereby, and to perform its obligations hereunder and thereunder.
(b) Execution, Delivery and Enforceability.  Seller has duly executed and delivered this Agreement and each Signing Date Transaction Agreement to which it is a party and on the Closing Date will have duly executed and delivered each Closing Date Transaction Agreement to which it is a party, and each of this Agreement and each such Signing Date Transaction Agreement is, and each such Closing Date Transaction Agreement will be, when so executed and delivered, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).
Section 4.3	No Conflict or Violation
The execution, delivery and performance by Seller of this Agreement and each Transaction Agreement to which it is a party will not: (a) violate or conflict with the Governing Documents of Seller; (b) except as set forth on Schedule 4.3, require notice to, filing with or consent of any Governmental Authority or other Person or violate any Law or applicable to Seller; or (c) except as set forth on Schedule 4.3, violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of the Purchased Assets or the Business pursuant to, or give rise to any right of termination, cancellation or acceleration under, any Contract to which Seller is party or by which the Purchased Assets are bound; provided, however, that since the "Assigned Contracts" have not been determined as of the date hereof, no representation is made in this Section 4.3 regarding notices, consents or conflicts under potential Assigned Contracts (including those listed on Schedule 4.3).

Section 4.4	No Brokers
None of Seller and its Affiliates has incurred any obligation for brokerage fees or similar payments in connection with the transactions contemplated by this Agreement.
Section 4.5	Financial Statements
(a) Financial Statements. The Financial Statements (i) fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Seller as at the respective dates thereof, and for the periods referred to therein, and (ii) except as set forth on Schedule 4.5(a)(i), were prepared in accordance with historical Seller accounting methodologies and reflect the consistent application of such accounting methodologies throughout the periods involved.
(b) No Undisclosed Liabilities.  Seller has no liabilities or obligations (whether absolute, accrued or contingent, whether matured or unmatured, and whether known or unknown) except: (i) liabilities reflected on the Balance Sheet; (ii) current liabilities incurred in the Ordinary Course since the Balance Sheet Date; and (iii) as set forth in Schedule 4.5(b).
(c) Indebtedness.  Except as set forth on Schedule 4.5(c), Seller has no outstanding Indebtedness.
(d) Accounting Matters. The Financial Statements were prepared from, and are consistent with, the Seller Books and Records.  The Seller Books and Records accurately and completely reflect the activities of Seller in reasonable detail.  Seller has maintained a standard system of accounting, and has had in place internal controls that are adequate and appropriate for Seller.
Section 4.6	Absence of Certain Changes
(a) Ordinary Course. Except as set forth on Schedule 4.6(a), since the Balance Sheet Date, Seller has operated in the Ordinary Course in all material respects, and Seller has not:

(i) incurred any indebtedness outside the Ordinary Course or allowed any Encumbrance to be placed upon any of the Purchased Assets, other than Permitted Encumbrances;
(ii)  other than in the Ordinary Course, cancelled, compromised or waived any claims of Seller related to the Business with a reasonably expected value in excess of $50,000 (individually or in the aggregate);
(iii) accelerated any material obligation or terminated, modified, canceled or waived any material right under any Assigned Contract;
(iv) sold, transferred or otherwise disposed of properties or assets related to the Business, other than in the Ordinary Course;
(v) except with respect to preparation of the Audited 2015 Financial Statements and the Audited 2016 Financial Statements, changed its accounting practices and procedures regarding sales, accounts receivables, inventory, or payables, in each case related to the Business;
(vi) experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the Purchased Assets that, individually or in the aggregate, exceeds $50,000;
(vii) made any change in compensation paid or payable or benefits to any Seller Employee, other than in the Ordinary Course;
(viii) implemented any plant closing or layoff of employees that would cause the transactions contemplated by this Agreement to violate the WARN Act;
(ix) adopted a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or made a general assignment for the benefit of creditors;
 (x) effected any transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property that constitutes a Purchased Asset;
(xi) abandoned, allowed to lapse, cancelled or otherwise forfeited any rights with respect to any Intellectual Property that constitutes a Purchased Asset;
(xii) issued any equity securities of Seller or permitted any transfer of any equity securities of Seller; or
(xii) entered into any Contract to take any of the actions specified in this Section 4.6(a).
(b) No Material Adverse Effect. Since the Balance Sheet Date, there has not been a Material Adverse Effect.

Section 4.7	Compliance with Laws; Permits
(a) Compliance with Laws.  Seller has materially complied since January 1, 2012, and is in material compliance, with all material Laws applicable to its conduct of the Business as currently conducted or its ownership and use of the Purchased Assets.  Seller has no Knowledge that any existing circumstances are likely to result in any material noncompliance with such Laws.
(b) Permits.  All material Permits required to be obtained by Seller for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller.  All Permits held by Seller are listed on Schedule 4.7(b) and are valid and in full force and effect.  No Governmental Authority has notified or advised Seller that it intends to limit, suspend or revoke any Permit of Seller.
Section 4.8	Proceedings
(a) Against Seller.  Except as set forth on Schedule 4.8(a), there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates.  Seller is not subject to or bound by any outstanding Orders.
(b) By Seller.  Except as set forth on Schedule 4.8(b), there is no Proceeding pending and brought by Seller or its Affiliates against any Person relating to the Business, the Purchased Assets or the Assumed Liabilities.
Section 4.9	Title to and Sufficiency of Assets
(a) Title. Seller has good and transferable title to, or otherwise has the right to use pursuant to a valid and enforceable Assigned Contract, all of the Purchased Assets, and will transfer to Buyer at the Closing such title or such right, in each case, free and clear of any Encumbrances.
(b) Sufficiency. Except as set forth in Schedule 4.9, assuming the Assigned Contracts include all of the Seller's contracts, the Purchased Assets constitute all of the assets, tangible or intangible, used by the Seller or held for use by Seller to conduct the Business in the manner currently operated and are sufficient for the continued conduct of the Business in substantially such manner.
Section 4.10	Contracts
(a) Material Contracts.  Schedule 4.10(a) lists all Contracts (other than purchase orders) to which Seller is a party that are (i) with customers; (ii) with or for sales representatives, brokers, dealers, distributors, marketing, consultants, contractors, promotion, market research, advertising; (iii) with suppliers; (iv) with Seller Employees (including employment agreements and severance agreements but excluding Seller Plans); (v) with any Governmental Authority; (vi) powers of attorney with respect to the Business or any Purchased Asset; (vii) Contracts that limit or purport to limit the method or scope of conduct of the Business or preventing Seller or the Seller Employees from engaging freely in the Business anywhere in the world; (viii) the Contracts required to be listed on Schedule 4.11(a); (ix) the CBA; and (x) Contracts that are to the Knowledge of Seller material to Seller and not otherwise referenced in clauses (i) through (ix) above (collectively, the "Material Contracts").

(b) Copies.  Copies of all Contracts requested by Buyer have been or will be (in accordance with the provisions herein), provided to Buyer, including any and all amendments, waivers, modifications, or other changes thereto.
(c) No Breach or Termination. Seller is not in breach or default of any Material Contract, and, to the Knowledge of Seller, no other party is in breach or default of any Material Contract.  Seller has not given and is not in receipt of any pending written notice of termination or non-renewal under any Material Contract.  All of the Material Contracts are binding on and enforceable against Seller and, to the Knowledge of Seller, the other parties to such Material Contracts, in accordance with their respective terms and, except as set forth on Schedule 4.3, the transactions contemplated by this Agreement and the other Transaction Agreements will not afford any other party the right to terminate, accelerate or make any modifications to any of the terms of any such Material Contract.

Section 4.11	Intellectual Property

(a) Certain Lists and Copies.  Schedule 4.11(a) lists the following:

(i)	all registered Trademarks, Patents and Copyrights owned by Seller, and all applications therefor, in each case including all registration information;
(ii)	all unregistered Trademarks used by Seller in the Business at any time since January 1, 2012;

(iii)
all licenses, sublicenses and other Contracts pursuant to which Seller is authorized to use any Intellectual Property belonging to any Third Party (other than Commercial Software and customary provisions in commercial Contracts permitting Seller to use Third-party Intellectual Property as necessary to perform its obligations under such commercial Contracts);

(iv)	all material Commercial Software; and
(v)	all licenses, sublicenses and other Contracts pursuant to which Seller has granted or promised to grant to any Third Party the right to use any Intellectual Property.
Seller has provided copies to Buyer of all registrations, applications, licenses, sublicenses, Contracts and other documents referenced in Schedule 4.11(a).
(b) Recorded; Unnamed Inventors.
(i)
Except as set forth in Schedule 4.11(b)(i), each registered Patent, Trademark and Copyright included in the Seller Intellectual Property is valid and subsisting and properly recorded with the appropriate Governmental Authority; and

(ii)	With regard to each Patent set forth on Section 4.11(a)(i), there are no unnamed inventors who can claim rights in any such Patents.
(c) No Infringement by Business of Others' Intellectual Property.  The conduct of the Business does not infringe, misappropriate, or conflict with any Intellectual Property of any Person or constitute unfair competition or trade practices under applicable Laws.  Except as set forth on Schedule 4.11(c), since January 1, 2012, there have been no Proceedings pending or, to the Knowledge of Seller, threatened, alleging that the conduct of the Business infringes, misappropriates, or conflicts with the Intellectual Property of any Person or constitutes unfair competition or trade practices under applicable Laws.

(d) No Infringement by Others of Specified Trademarks.  To the Knowledge of Seller, since January 1, 2012, there has been no unauthorized use, infringement or misappropriation of any Specified Trademarks by any Person, including any employee or former employee of Seller.
(e) Hausmann Trademark.  Since January 1, 2012, to the Knowledge of Seller, no Person has used the "HAUSMANN" Trademark for any business-related or commercial purpose except on set forth on Schedule 4.11(e).
(f) Invention Assignments and Confidentiality Agreements.  Except as set forth in Schedule 4.1(f), all current and former employees and individual independent contractors of Seller who have been engaged in any research, development, design or other services likely to involve the creation of Intellectual Property used in the Business have assigned such Intellectual Property to Seller pursuant to invention assignment, work made for hire or other Intellectual Property assignment agreements with Seller and have entered into confidentiality agreements with Seller, in each case substantially in the forms that have been provided to Buyer.
Section 4.12	Taxes
(a) Tax Returns.  All Tax Returns required to be filed by Seller have been timely filed (taking into account any applicable extensions of time to file) with the appropriate Governmental Authority, and all such Tax Returns are accurate and complete in all material respects.  Seller is not currently the beneficiary of any extension of time to file any such Tax Return.  Copies of all Tax Returns of Seller filed since December 31, 2013 have been provided to Buyer.
(b) Tax Liabilities.  Seller has timely paid all Taxes due and payable.  The accruals and reserves with respect to Taxes set forth on the Balance Sheet are adequate to cover all Taxes of Seller accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the Balance Sheet Date.  All Taxes of Seller attributable to Tax Periods (or portions thereof) commencing after the Balance Sheet Date have arisen in the Ordinary Course, and Seller has no liability for Taxes in excess of the amounts paid, or the reserves established, for such Taxes.
(c) Tax Withholding.  All Taxes that Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required by any Tax Law, have been timely paid to the proper Governmental Authority.   Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which Seller otherwise would have been obligated to collect or withhold Taxes.
(d) Purchased Assets.  There are no Encumbrances other than Permitted Encumbrances for Taxes upon the Purchased Assets.
(e) Tax Administrative Matters.  Except as set forth Schedule 4.12(e), (i) no deficiencies for Taxes or other assessments relating to the Taxes of Seller have been claimed, proposed or assessed in writing by any Governmental Authority, (ii) there are no ongoing, pending or, to the Knowledge of Seller, threatened, Proceedings for or relating to any liability in respect of Taxes of Seller, (iii) no claim has been made in writing by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction, and (iv) there have been no audits of any of Seller's Tax Returns by the relevant Governmental Authorities at any time since January 1, 2012.  Seller acknowledges that any future audits of any of Seller's Tax Returns by the relevant Governmental Authorities covering periods before or after Closing are the responsibility of Seller.  No waiver or extension of a statute of limitations relating to Taxes is in effect with respect to Seller.
(f) Other Person's Taxes; Tax Agreements.  Seller is not liable for the Taxes of any Person under any provision of Tax Law, as a transferee or successor, by Contract, or otherwise.  Seller is not a party to or bound by any Tax sharing, indemnity or allocation Contract or other similar arrangement with any other Person.  Seller has no contractual obligations to indemnify any other Person with respect to Taxes.
Section 4.13	Employees and Seller Plans
(a) Seller Employees, etc.  Schedule 4.13(a) lists all current employees of Seller (including any such employee who is on a leave of absence or on layoff status) (the "Seller Employees"), stating their names, job titles, locations, hourly rates of compensation or base salary, total compensation for 2016, commencement date of employment and earned PTO (as of March 3, 2017).  Schedule 4.13(a) also lists each employee of Seller whose employment with Seller has ended after January 1, 2016 and the amount of severance, if any, paid to such Person
(b) Individual Independent Contractors.  Schedule 4.13(b) lists all current independent contractors retained by Seller who are individuals, stating their names, dates of commencement of services and rates of compensation.
(c) No Restrictions on Termination; Severance Policies.  Except for the CBA and as set forth on Schedule 4.13(c), there are no Contracts that provide for employment for a specified duration, provide for severance or other benefits in the event of termination or establish a standard of just cause for dismissal between Seller and any current Seller Employee or Person who was a Seller Employee at any time after January 1, 2016.  Seller has provided to Buyer copies of any severance policies applicable to any such Persons.
(d) Certain Compliance and Labor Matters.  Without limiting the generality of the representations and warranties made in Section 4.7, (i) Seller is, and has been, in compliance in all material respects with all Laws regarding employment, employment practices and terms and conditions of employment, including any such Laws regarding wages and hours, including minimum wage and overtime payments, employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, the National Labor Relations Act, occupational safety and health requirements, or termination of employment, (ii) there is no, and there has been no, labor strike, slowdown, work stoppage or lockout in effect or, to the Knowledge of Seller, threatened, against Seller, or directly affecting Seller since January 1, 2012.

(e) No Proceedings or Orders.  Without limiting the generality of the representations and warranties made in Section 4.8, and except as set forth on Schedule 4.13(e), there is no Proceeding pending or, to the Knowledge of Seller, threatened, relating to employment or labor matters in any way.  Seller is not subject to any judgment or order of, or any enforcement, regulatory or administration Proceeding by any Governmental Authority relating to employment or labor matters in any way, and, to the Knowledge of Seller, no such judgments, order or Proceedings have been threatened.
(f) Manuals, Handbooks, etc.  Seller has provided Buyer with copies of all material written employee manuals, material written handbooks and material written policy statements currently in effect that relate to the employment or retention of employees of Seller, all of which are listed on Schedule 4.13(f).
(g) Collective Bargaining Agreement.  Except for the CBA, Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Seller Employees.
(h) Restrictive Covenants.  To the Knowledge of Seller: (i) except as set forth on Schedule 4.13(h), no Seller Employee is a party to or is bound by any confidentiality agreement, noncompetition, nonsolicitation agreement or similar Contract with Seller or any other Person that has been an employer of such Seller Employee since January 1, 2012; and (ii) to the Knowledge of Seller, no Seller Employee has expressed an intention to terminate such Seller Employee's employment with Seller.
(i) Seller Plans.  Except as set forth on Schedule 4.13(i), there are no Seller Plans.  Copies of all Seller Plans set forth on Schedule 4.13(i) have been provided to Buyer, including any and all amendments, waivers, modifications, or other changes thereto.
(j) Seller 401(k) Plan Documents.  With respect to the Seller 401(k) Plan, Seller has provided Buyer a copy of (i) the plan document, trust agreement, insurance policies, service agreements and amendments thereto; (ii) the most recent summary plan description and amendments thereto; (iii) the three most recently filed Form 5500s and attached schedules; (iv) the most recent determination or opinion letter issued by the Internal Revenue Service; and (v) any written notices issued by the Internal Revenue Service, the federal Department of Labor or any other Governmental Authority since January 1, 2012 with respect to such Seller Plan that relate to a Proceeding or the plan's tax qualified status.
(k) Compliance.  Without limiting the generality of the representations and warranties made in Sections 4.7:  (i) Each of the Seller 401(k) Plan, Seller HRA Plan and Seller FSA Plan has been maintained and operated in all respects in accordance with its terms and applicable Laws, including ERISA, and the Code; and (ii) all payments and/or contributions required to have been made prior to the date hereof with respect to the Seller 401(k) Plan, the Seller HRA Plan or Seller FSA Plan have been made.  To the Knowledge of Seller, (i) each Seller Plan has been maintained and operated in all respects in accordance with its terms and applicable Laws, including ERISA, and the Code; and (ii) all payments and/or contributions required to have been made prior to the date hereof with respect to each Seller Plan have been made. To the Knowledge of Seller, there has been no breach of fiduciary duty with respect to any Seller Plan.  To the Knowledge of Seller, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to the Seller 401(k) Plan.  There are no claims or Proceedings pending, or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits), against the Seller 401(k) Plan, the Seller HRA Plan, the Seller FSA Plan or against the assets of any of the foregoing.  There are no audits, inquiries or Proceedings pending or, to the Knowledge of Seller, threatened by the IRS, the DOL or any other Governmental Authority with respect to the Seller 401(k) Plan.

Section 4.14	Insurance
Schedule 4.14 lists all policies or binders of insurance (showing as to each policy or binder its effective date, carrier, and policy number currently maintained by Seller.  Such insurance provides coverage to the extent and in the manner required by any Material Contract.  Seller is not in default under any such insurance, and Seller has not received any notice alleging such default, requesting any repair or modification pursuant to any such insurance, or any notice of termination or non-renewal of any such insurance.  Seller has not been refused any insurance with respect to any aspect of the operations of the Business.
Section 4.15	Condition of Assets
To the Knowledge of Seller, the Purchased Assets that consist of Tangible Personal Property are, in all material respects, except for ordinary wear and tear, in good condition and repair and are suitable for the uses to which they are being put in the Business.
Section 4.16	Contract Warranty Claims History and Product Liability Claims History
(a) Contract Warranty Claim History.   Schedule 4.16(a) reflects the aggregate number of products shipped to customers for no charge for each calendar year ending after January 1, 2012, on a quarterly basis.
(b) Product Liability Claim History.  Schedule 4.16(b) lists all product liability claims against Seller (other than Contract Warranty Claims) for each calendar year ending after January 1, 2012.
(c) No Alleged Defect or Recall.  Except as set forth on Schedule 4.16(c), without limiting the generality of the representations made in Section 4.7 or Section 4.8: (i) no Governmental Authority has alleged in writing that any Product is defective or unsafe or fails to meet any Product warranty or any standards promulgated by any such Governmental Authority; (ii) no Product has been recalled; and (iii) Seller has not received any notice of recall (written or oral) of any Product from any Governmental Authority.

(d) Standard Warranty.  Except as set forth on Schedule 4.16(d) (the "Standard Warranty"), Seller has not given to any Person, since January 1, 2012, any contractual Product or service guaranty or warranty, right of return, or other indemnity relating to the Products or relating to the services provided by Seller.
Section 4.17	Customers and Suppliers
(a) Schedule 4.17(a) lists, in alphabetical order, the names of the top ten (10) customers of Seller with respect to the Business based on the aggregate dollar amount of purchases by customer for  Seller's 2016 fiscal year (the "Top 10 Customers").  Schedule 4.17(a) separately lists (without reference to customer name), the aggregate dollar amount of purchases by each Top 10 Customer for Seller's 2015 fiscal year and 2016 fiscal year.  No customer identified or required to be identified on Schedule 4.17(a) has terminated its relationship with Seller, or, to the Knowledge of Seller, has threatened  in writing to terminate its relationship with, materially decrease purchases from or otherwise materially adversely alter its relationship with Seller (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or otherwise).  Notwithstanding the foregoing, Seller does not represent, warrant or guarantee that any customer identified on Schedule 4.17(a) will conduct business with Buyer following the Closing.
(b) Schedule 4.17(b) lists, in alphabetical order, the names of the top ten (10) suppliers of Seller with respect to the Business based on the aggregate dollar amount of sales to Seller for Seller's 2016 fiscal year (the "Top 10 Suppliers").  Schedule 4.17(b) separately lists (without reference to supplier name), the aggregate dollar amount of purchases by each Top 10 Supplier for Seller's 2015 fiscal year and 2016 fiscal year.  No supplier identified or required to be identified on Schedule 4.17(b) has terminated its relationship with Seller, or, to the Knowledge of Seller, has threatened to terminate its relationship with, materially decrease transactions with or otherwise materially adversely alter its relationship with Seller (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or otherwise). Except as set forth on Schedule 4.17(b), no such supplier is the sole source of supply of any product used in the Business, such that Buyer could not replace such supplier.  Notwithstanding the foregoing, Seller does not represent, warrant or guarantee that any supplier identified on Schedule 4.17(b) will conduct business with Buyer following the Closing.
Section 4.18	Real Property; Environmental Matters
(a) Owned Real Property.  Seller does not own, and has never owned, any real property other than the Facility.
(b) Leased Real Property.  Seller does not lease any real property to or from any Person.
(c) Compliance.  The use and operation of the Facility in the conduct of the Business has materially complied with all Environmental Laws and Environmental Permits, and with all applicable covenants, restrictions and easements.  Except as set forth on Schedule 4.18(c), Seller has not received, since January 1, 2012, any notice or other communication relating to any alleged failure to comply with any Environmental Law or Environmental Permit, or to any potential liability under any Environmental Law or Environmental Permit.  Seller has no Knowledge that any existing circumstances are likely to result in any material noncompliance with any Environmental Law or Environmental Permit.

(d) Environmental Permits.  All material Environmental Permits required to be obtained by Seller for Seller to own or operate the Facility have been obtained by Seller.  All Environmental Permits obtained by Seller are listed on Schedule 4.18(d) and are valid and in full force and effect.  No Governmental Authority has notified or advised Seller that it intends to limit, suspend or revoke any Environmental Permit.
(e) Environmental Proceedings and Environmental Orders.  Except as set forth on Schedule 4.18(e), to the Knowledge of Seller, there is no Environmental Proceeding pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates.  Seller is not subject to or bound by any outstanding Environmental Orders.
(f) No Material Defects.  To the Knowledge of Seller, no defect exists in any of the buildings or other improvements constituting the Facility that could reasonably be expected to cause a Material Adverse Effect.
(g) Hazardous Substances; Hazardous Activities.  Except as set forth on Schedule 4.18(g), (i) to the Knowledge of Seller, there is no Hazardous Substance present on or under the Facility; and (ii) neither Seller nor, to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity with respect to the Facility.
(h) Tanks, Landfills, etc.  To the Knowledge of Seller, except as set forth on Schedule 4.18(h), there currently do not exist any above ground or underground storage tanks, landfills, surface impoundments, or disposal areas at the Facility
(i) Certain Copies.  Seller has provided to Buyer copies of all material reports, studies, analyses, or tests initiated by or on behalf of, or in the possession of, Seller pertaining to the environmental condition of, or Hazardous Substances or Hazardous Activity in, on, or under, the Facility, or concerning compliance by Seller or any other Person for whose conduct Seller could be held responsible under any Environmental Law.
(j) Environmental Matters.  Notwithstanding Sections 4.7 and 4.8 of this Agreement, the representations regarding Environmental Laws, Environmental Orders, Environmental Permits and Environmental Proceedings contained in this Section 4.18 are the only representations made by Seller in this Agreement with regard to such Laws, Orders, Permits and Proceedings.
Section 4.19	Affiliate Transactions
Except as set forth on Schedule 4.19, no Affiliate of Seller is a party to any Material Contract or has any right, title, or interest in or to any Purchased Assets.
Section 4.20	Regulatory Matters
To the Knowledge of Seller, there is no Proceeding, either pending or threatened in writing, to audit, repeal, fail to renew or challenge any quality certification of Seller under the Quality Regulations.  To the Knowledge of Seller, neither Seller nor any of its Affiliates have been required to file any notification or other report with or provide information to any Governmental Authority of any jurisdiction concerning actual or potential hazards with respect to any Product, and each Product complies in all material respects with all product safety standards of each applicable Governmental Authority.  For avoidance of doubt, no representation is being made in this Section 4.20 with respect to the subject of any Certain Remedial Action.

Section 4.21	Solvency
Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor does it plan to incur, debts beyond its ability to pay as they mature.
Section 4.22	Disclosure
To the Knowledge of Seller, no representation or warranty of Seller contained in this Article 4 contains an untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.
Section 4.23	Disclaimer of Other Representations and Warranties.
Except as expressly contained in this Agreement or in any Transaction Agreement or any certificate or other writing delivered pursuant to this Agreement, neither Seller nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of Seller, including (a) any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives (including any information, documents or material provided to Buyer or made available to Buyer electronically, in management presentations or in any other form in expectation of the transactions contemplated hereby), (b) any representation or warranty as to the future revenue, profitability or success of the Business, and (c) any representation or warranty arising from any statute or otherwise from Law.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 5.1	Organization; Power and Actions; Execution, Delivery and Enforceability

(a) Organization.  Buyer is a corporation duly organized, validly existing and in good standing (or the equivalent) under the Laws of the State of Utah.
(b) Power and Actions.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary (including, if necessary, seeking and/or obtaining equity holder approval), to execute and deliver this Agreement and any Transaction Agreement to which it is a party, to consummate the transactions contemplated on its part hereby and thereby, and to perform its obligations hereunder and thereunder.
(c) Execution, Delivery and Enforceability. Buyer has duly executed and delivered this Agreement and each Signing Date Transaction Agreement  to which it is a party, and on the Closing Date will have duly executed and delivered each Closing Date Transaction Agreement to which it is a party, and each of this Agreement and each such Signing Date Transaction Agreement is, and each such Closing Date Transaction Agreement will be, when so executed and delivered, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).
Section 5.2	No Conflict or Violation
The execution, delivery and performance by Buyer of this Agreement and each Transaction Agreement to which it is a party will not:  (a) violate or conflict with the Governing Documents of Buyer; (b) violate any Law; or (c) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract, lease or other agreement to which Buyer is a party or by which its assets are bound.
Section 5.3	No Brokers
None of Buyer or any of its Affiliates has incurred any obligation for brokerage fees or similar payments in connection with the transactions contemplated by this Agreement.
Section 5.4	Solvency
Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor does it plan to incur, debts beyond its ability to pay as they mature.
Section 5.5	Financing Agreements
The Loan Commitment Letter Agreement and Subscription Agreement have been duly executed and delivered by Buyer, and to Buyer's knowledge, by the other parties thereto and constitute valid and legally binding obligations of Buyer, and, to Buyer's knowledge, of the other parties thereto, enforceable against such parties in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions provided for in this Agreement are subject to the satisfaction (or waiver in whole or in part by Buyer) at or prior to the Closing of the following conditions:
Section 6.1	Representations, Warranties and Covenants
(a) Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement or in any Transaction Agreement or any certificate or other writing delivered pursuant to this Agreement (i) that are qualified by materiality or incorporate a defined term that itself incorporates a materiality qualifier will be true and correct in all respects, and (ii) that are not qualified by materiality will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date.  Seller will have performed in all material respects all covenants required by this Agreement to be performed by it prior to or as of the Closing.
(b) Closing Certificate.  Seller will have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of Seller, certifying that the conditions set forth in Section Section 6.1(a) have been met.
Section 6.2	[Intentionally omitted.]
Section 6.3	No Injunction, etc.
 Consummation of the transactions contemplated hereby or by the Transaction Agreements will not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.
Section 6.4	No Proceedings
No Proceeding (other than any Proceeding by Buyer or an equityholder or Affiliate of Buyer) will be pending or threatened that seeks or purports to challenge, restrain, enjoin, limit, delay or prohibit any transaction contemplated by this Agreement or by any Transaction Agreement.
Section 6.5	No Material Adverse Effect
There will not have been any Material Adverse Effect since the date of this Agreement.

Section 6.6	Audited Financial Statements
Seller will have delivered to Buyer the audited balance sheet dated December 31, 2015 and related audited statements of income, stockholders' equity and cash flows for Seller at, and for the fiscal year ended, December 31, 2015, including the notes thereto and reports thereon of Seller's independent public accountants (the "Audited 2015 Financial Statements"), and the audited balance sheet dated December 31, 2016 and related audited statements of income, stockholders' equity and cash flows for Seller at, and for the fiscal year ended, December 31, 2016, including the notes thereto and reports thereon of Seller's independent public accountants (the "Audited 2016 Financial Statements").
Section 6.7	Financing
Buyer will have obtained the funds from the Lender as contemplated in the Loan Commitment Letter Agreement and from the Equityholders under the terms of the Subscription Agreement.
Section 6.8	Other Closing Deliverables
 Seller will have delivered to Buyer each of the agreements and other documents shown being delivered to Buyer on the Closing Agenda.
ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER
The obligations of Seller to consummate the transactions provided for in this Agreement are subject to the satisfaction (or waiver in whole or in part by Seller) at or prior to the Closing of the following conditions:
Section 7.1	Representations, Warranties and Covenants
(a) Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement, any Transaction Agreement or any certificate or other writing delivered pursuant to this Agreement (a) that are qualified by materiality or incorporate a defined term that itself incorporates a materiality qualifier will be true and correct in all respects and (b) that are not qualified by materiality will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date.  Buyer will have performed in all material respects all covenants required by this Agreement to be performed by it prior to or as of the Closing.
(b) Closing Certificate.  Buyer will have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, certifying that the conditions set forth in Section 7.1(b) have been met.
Section 7.2	No Injunction, etc.
Consummation of the transactions contemplated hereby or by the Transaction Agreements will not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

Section 7.3	Other Closing Deliverables
 Buyer will have delivered to Seller each of the agreements and other documents shown being delivered to Seller by Buyer on the Closing Agenda.
ARTICLE 8
CERTAIN COVENANTS OF SELLER/BUYER PRIOR TO CLOSING
Section 8.1	Access and Investigation
 Before the Closing, upon reasonable notice from Buyer, Seller shall (a) afford Buyer and its Representatives reasonable access, during regular business hours, to the Seller Employees, Purchased Assets, Seller Books and Records and Contracts, (b) furnish Buyer and its Representatives upon request with copies of such materials, and (c) furnish Buyer and its Representatives with such additional information as any of them may reasonably request.
Section 8.2	Affirmative Covenant Regarding Operations
 Between the date of this Agreement and the Closing, Seller shall:
(a) conduct the Business only in the Ordinary Course, except as set forth in Section 8.2(b)(iii) or approved by Buyer in writing;
(b) use (i) its commercially reasonable efforts to preserve intact the Business and the Purchased Assets, (ii) its commercially reasonable efforts to maintain its existing positive relations with Persons having business relationships with the Business and (iii) prepare and file any environmental reports or notices required by Law that are due to be filed before the Closing Date, including a General Information Notice to the New Jersey Department of Environmental Protection, at the times required under such Laws;
(c) confer with Buyer prior to implementing operational changes of a material nature with respect to the Business; and
(d) comply with all Laws and obligations under Contracts.
Section 8.3	Filings and Approvals
As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement.  In addition, Seller shall cooperate with Buyer and its Representatives (a) with respect to all filings that Buyer elects or is required to make in connection with the transactions contemplated by this Agreement (at Buyer's sole cost and expense), and (b) in obtaining all consents required for the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing information, Seller shall not be required to disclose any of its Confidential Information pursuant to this Section 8.3.

Section 8.4	Seller's Commercially Reasonable Efforts
Upon the terms and subject to the conditions of this Agreement, Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement.
Section 8.5	Negative Covenant Regarding Operations
 Between the date of this Agreement and the Closing, Seller shall not, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.6 would be likely to occur.
Section 8.6	No Negotiation, etc.
 Seller shall not, directly or indirectly, through any Representative or Affiliate or otherwise, solicit, initiate, entertain or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to any Person (other than Buyer) relating to any business combination transaction involving Seller or the Business, whether through stock or asset purchase, merger, consolidation, recapitalization, liquidation or otherwise.  Seller shall notify Buyer in writing of inquiries or proposals of the foregoing type in accordance with Schedule 8.6.
Section 8.7	Interim Financials.
Until the Closing Date, Seller shall deliver to Buyer within thirty (30) days after the end of each month, the monthly financial summary prepared for Seller's management.
Section 8.8	Buyer's Commercially Reasonable Efforts
Upon the terms and subject to the conditions of this Agreement, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate make effective the transactions contemplated by this Agreement.
Section 8.9	Confidentiality
Until the Closing Date, each Party shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of and not use for any purpose other than in connection with the transactions contemplated hereby, any Confidential Information of the other Party it obtains in the course of the negotiation, preparation and completion of this Agreement, except (i) as may be required by applicable Law or to comply with the regulations or listing requirements of any applicable exchange, (ii) as otherwise permitted or expressly contemplated herein, (iii) in connection with enforcing such Party's rights under this Agreement, or (iv) if the information in question becomes publicly available through no fault of such Party or its Affiliates or Representatives, or (v) the other Party has given its prior written approval to the disclosure; provided that any disclosure shall, so far as is practicable, be made only after consultation with the other Party.  If this Agreement is terminated for any reason whatsoever, each Party shall, and shall cause its Affiliates and Representatives to, return to the other Party all tangible embodiments, and all copies of the Confidential Information which are in their respective possession, custody or control, whether obtained before or after the execution of this Agreement.

ARTICLE 9
TERMINATION PRIOR TO CLOSING
Section 9.1	Termination
This Agreement may be terminated by notice at any time prior to Closing:
(a) By written consent of Buyer and Seller;
(b) By Buyer if (i) there is a material breach of any covenant to be performed by Seller under this Agreement which has not been waived by Buyer or cured within fifteen (15) days after being notified of the same or is incapable of being cured, (ii) it is not in material breach of its obligations under this Agreement and if any of the conditions contained in Article 6 (Conditions to Obligations of Buyer) has not been satisfied as of the End Date and such condition has not been waived by Buyer, or (iii) it is not in material breach of its obligations under this Agreement and satisfaction of any of the conditions contained in Article 6 (Conditions to Obligations of Buyer) has become impossible and Buyer has not waived such condition;
(c) By Seller if (i) there is a material breach of any covenant to be performed by Buyer under this Agreement which has not been waived by Seller or cured within fifteen (15) days after being notified of the same or is incapable of being cured, (ii) it is not in material breach of its obligations under this Agreement and if any of the conditions contained in Article 7 (Conditions to Obligations of Seller) has not been satisfied as of the End Date and such condition has not been waived by Seller, or (iii) it is not in material breach of its obligations under this Agreement and satisfaction of any of the conditions contained in Article 7 (Conditions to Obligations of Seller) has become impossible and Seller has not waived such condition; or
(d) By Seller if Buyer has not obtained financing required to pay the Purchase Price to Seller as of the June 15, 2017.
Section 9.2 Effect of Termination
In the event of termination of this Agreement:

(a) The provisions of any confidentiality provision between the Parties shall continue in full force and effect;
(b)  Each Party shall retain any and all rights, claims or causes of action in existence at the time of such termination that are based upon, or arose incidental to, a breach of any covenant, representation or warranty set forth in this Agreement;

(c) In the case of termination by Buyer pursuant to Section 9.1(b) related to a condition of Buyer's obligation to consummate the transaction set forth in Section 6.7 (Financing), Buyer shall pay One Hundred and Fifty Thousand Dollars ($150,000) (the "Reverse Break-Up Termination Transaction Fee") to Seller by wire transfer of immediately available funds within two (2) Business Days of Seller designating to Buyer in writing the account into which to deposit such amount; provided, however, Buyer shall only be obligated to pay the Reverse Break-Up Termination Transaction Fee if Seller is not in material breach of its obligations under this Agreement at such time; and
(d) In the case of termination by Seller pursuant to Section 9.1(d), Buyer shall pay the Reverse Break-Up Termination Transaction Fee to Seller by wire transfer of immediately available funds within two (2) Business Days of Seller designating to Buyer in writing the account into which to deposit such amount; provided, however, Buyer shall only be obligated to pay the Reverse Break-Up Termination Transaction Fee if Seller is not in material breach of its obligations under this Agreement at such time.
ARTICLE 10
SURVIVAL AND INDEMNIFICATION
Section 10.1	Survival
(a) Survival Period.  The representations, warranties and covenants of the Parties made in this Agreement shall survive the Closing as follows (with respect to each, such period of survival is the "Survival Period"):
(i)
The representations and warranties of Seller set forth in Section 4.1 (Organization; Qualifications) (first sentence only), Section 4.2 (Power and Actions; Execution, Delivery and Enforceability), Section 4.4 (No Brokers), Section 4.9(a) (Title), and Section 4.12 (Taxes) (collectively, the "Fundamental Representations"), shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and the Parties hereby agree, pursuant to Section 8106(c) of Title 10 of the Delaware Code, that the statute of limitations for claims related to Fundamental Representations shall be ten (10) years;

(ii)	all other representations and warranties made in this Agreement shall survive until September 30, 2018; and
(iii)	the covenants and agreements in this Agreement shall survive until the expiration of the applicable statute of limitations.
(b) Indemnity Claim Notices.  Notwithstanding the foregoing, any claims asserted by means of an Indemnity Claim Notice prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the Survival Period, and such claims shall survive until finally resolved.
(c) Contractual Statute of Limitations.  For the avoidance of doubt, the Parties hereby agree and acknowledge that the Survival Period is a contractual statute of limitations and any claim brought pursuant to this Article 10 must be brought or filed prior to the expiration of the Survival Period.

Section 10.2	Indemnification
(a) By Seller.  Subject to the other terms and conditions of this Article 10, Seller agrees to indemnify and hold harmless Buyer, its Affiliates, and its and their respective officers and directors (collectively, the "Buyer-Side Indemnified Persons"), from and against, and pay or reimburse the Buyer-Side Indemnified Persons for, any Losses to the extent arising out of:
(i)	any breach of a representation or warranty made by Seller in Article 4 of this Agreement or any Closing Date Transaction Agreement;
(ii)	any breach of a covenant made by Seller in this Agreement or any Closing Date Transaction Agreement;
(iii)	any Excluded Liability;
(iv)	Seller's termination of the Seller Employees prior to Closing (other than in connection with the transactions contemplated hereby);
(v)	Taxes of Seller;
(vi)	any noncompliance by Seller with any Laws relating to bulk sales or fraudulent transfers with respect to the transactions contemplated hereby;
(vii)
Buyer's insurance deductible (up to $15,000 per occurrence) related to insurance claims first brought by Buyer during the five (5) year period following the Closing related to any matter covered by Section 2.3(f); or

(viii)	fifty percent (50%) of the expenses of any Certain Remedial Action, up to $75,000 in the aggregate.
(b) By Buyer.  Subject to the other terms and conditions of this Article 10, Buyer agrees to indemnify and hold harmless Seller, its Affiliates and its and their respective officers and directors (collectively, the "Seller-Side Indemnified Persons"), from and against, and pay or reimburse the Seller-Side Indemnified Persons for, any Losses to the extent arising out of:
(i)	any breach of any representation or warranty made by Buyer in Article 5 of this Agreement or any Closing Date Transaction Agreement;
(ii)	any breach of a covenant made by Buyer in this Agreement or any Closing Date Transaction Agreement;
(iii)	any Assumed Liability; and
(iv)	any Taxes of Buyer.

(c) Indemnity Notices; Defense of Third-Party Claims.  All definitions and provisions regarding indemnity notices and procedures are set forth on Schedule 10.2(c)(ii).
(d) Limits on Liability.
(i)
Limits on Liability of Seller.  Except with respect to fraud by Seller, (X) Seller shall not be obligated to indemnify Buyer-Side Indemnified Persons for Losses described in Section 10.2(a)(i) unless and until such Losses collectively suffered or incurred by all Buyer-Side Indemnified Persons exceed Seventy-Five Thousand Dollars ($75,000) (the "Deductible"), in which event such indemnification obligations of Seller shall be for the amount of such Losses in excess of the amount of the Deductible, up to a maximum aggregate amount equal to Two Million Dollars ($2,000,000) (the "Cap") and (Y) the aggregate amount of all Losses described in Section 10.2(a) for which Seller shall be liable shall not exceed the Purchase Price.

(ii)
Limits on Liability of Buyer.  Except with respect to fraud by Buyer, (X) Buyer shall not be obligated to indemnify Seller-Side Indemnified Persons for Losses described in Section 10.2(b)(i), unless and until such Losses collectively suffered or incurred by all Seller-Side Indemnified Persons exceed the amount of the Deductible, in which event such indemnification obligations shall be for the amount of such Losses in excess of the amount of the Deductible, up to a maximum aggregate amount equal to the Cap and (Y) the aggregate amount of all Losses described in Section 10.2(b) for which Buyer shall be liable shall not exceed the Purchase Price.

(iii)
Materiality.  The Parties agree that qualifications as to materiality in any representation or warranty made by a Party under this Agreement (or any defined term therein) shall be taken into account in under Section 10.2(a)(i) or Section 10.2(b)(i) determining whether there has been a breach of such representation or warranty but not in calculating the amount of any related Losses.

(e) Sole Remedy.  Subject to Section 13.1(e), the Parties acknowledge and agree that their sole remedy with respect to any claims (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty or covenant set forth herein or in any Closing Date Transaction Agreement or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11.
(f) Tax Treatment.  Any indemnification payments made pursuant to this Article 11 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
(g) Set-Off Against Holdback.  Upon final resolution of an indemnity claim, Buyer shall first set off any amount to which Buyer is entitled from Seller pursuant to Seller's indemnification obligations hereunder against any Holdback Fund then held by Buyer as a non-exclusive first source of recovery with respect to such indemnity obligations.  Such right of setoff will not be deemed a liability cap in the event amounts entitled to Buyer with respect to such indemnity obligations exceed the then existing Holdback Fund.

Section 10.3	Insurance Proceeds
The amount of Losses which the Buyer-Side Indemnified Persons may recover pursuant to Section 10.2 shall be determined net of any amounts actually recovered by the Buyer-Side Indemnified Person under any insurance policies with respect to such Losses as of the date of payment, net of any costs or expenses incurred in connection with such recovery, including any premium increases.  If any such proceeds are actually recovered after payment of any amount otherwise required to be paid to the Buyer-Side Indemnified Person under Section 10.2, such Buyer-Side Indemnified Person shall repay to Seller, promptly after such determination, the amount (if any) that Seller would not have had to pay pursuant to Section 10.2 had such proceeds been actually recovered by such Buyer-Side Indemnified Person prior to any indemnification payments made hereunder, in each case net of any costs or expenses incurred in connection with such recovery, including any premium increases.
ARTICLE 11
COVENANTS AFTER CLOSING
Section 11.1	Publicity
Each Party agrees that it will not issue any public report or press release or otherwise make any public statements or communicate with any news media with respect to this Agreement and the transactions contemplated hereby, except (i) with the written consent of the other Party or (ii) as may be required by Law or the rules of a stock exchange or national stock market on which such Person's or its Affiliates' securities are listed.
Section 11.2	Limited Trademark License
Buyer hereby conveys and grants to Seller a worldwide right, license and privilege to use the name "Hausmann Industries, Inc." following the Closing Date for a period ending December 31, 2021 in connection with Seller's ownership of the Facility.
Section 11.3	Accounts Receivable
Seller hereby agrees to promptly forward to Buyer all amounts received by Seller following the Closing with respect to any Accounts Receivable that are part of the Purchased Assets.
Section 11.4	Seller Employee Matters
(a) Potential Transferred Employees.  Buyer shall make offers of employment, on an at-will basis, to the Seller Employees described on Schedule 11.4(a) effective as of the Closing (such Seller Employees who accept the terms and conditions of such offer and who are employed by Buyer are the "Transferred Employees").  The Parties acknowledge that Buyer may elect to require any potential Transferred Employee to execute a restrictive covenant agreement as a condition of employment with Buyer.
(b) Buyer 2017-18 Benefits Package for Transferred Employees.  Each such offer of employment by Buyer to a potential Transferred Employee shall reflect the overall package of employee benefits set forth on Schedule 11.4(b) which will apply to each Transferred Employee from the date of acceptance of such offer until the earlier of (i) such Transferred Employee's termination of employment with Buyer, and (ii) December 31, 2018.  David Hausmann is not a Transferred Employee.  The terms and conditions of his offer of employment by Buyer, including compensation and any related benefits, are set forth in the Employment Agreement.

(c) The CBA.  Buyer acknowledges that certain of the potential Transferred Employees are subject to the CBA, which will be an Assigned Contract under this Agreement.
(d) Termination of Employment as of Closing.  Seller agrees to terminate the employment of the Seller Employees and David Hausmann effective as of the Closing.
(e) 401(k).  Effective upon the Closing, Buyer shall assume and become the sponsor, plan administrator and named fiduciary of Seller 401(k) Plan.  After the Closing, Buyer shall amend the Seller 401(k) Plan to substitute Buyer for Seller as sponsor of the Plan.  From and after the Closing, Seller shall have no liability or responsibility with respect to Seller 401(k) Plan, all such liabilities and obligations being assumed by Buyer upon the Closing.  Without limitation of the foregoing, Buyer shall have sole responsibility for making any filings with respect to the Seller 401(k) Plan the due date of which is after the Closing.
(f) Credit for Prior Service.  (i) Buyer shall credit each Transferred Employee (and David Hausmann) for all service with Seller prior to the Closing for purposes of eligibility and vesting under all employee benefit plans, programs, policies, and fringe benefits of Buyer, (ii) with respect to any medical, dental and/or vision benefit plan of Buyer in which Transferred Employees (and/or David Hausmann) participate after the Closing, Buyer shall (x) waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements, and (y) give full credit to each such individual for all co-payments and deductibles made by such individual and for his or her dependents prior to the Closing in the same plan year as the Closing, and (iii) notwithstanding anything contained herein to the contrary, Buyer shall cause the Transferred Employee's (and David Hausmann's) date of hire by Buyer to be a special entry date under each employee benefit plan, program, policy, and fringe benefit of Buyer for each Transferred Employee (including David Hausmann) who had satisfied the eligibility requirements of a comparable plan, program, policy, or fringe benefit of Seller immediately prior to the Closing. Seller's health insurance arrangement under its union plan is not a plan "of Buyer" for purposes of this Section 11.4(f).  Buyer shall credit each Transferred Employee (and David Hausmann) with the number of accrued unused vacation and/or paid time off days he or she had with Seller as of the Closing, and shall permit such individuals to use such days on terms no less favorable than in effect under Seller's vacation and/or paid time off days policy in effect immediately prior to the Closing until December 31, 2018.
(g) COBRA.  Buyer acknowledges that the Seller does not intend to continue its group health plan following the Closing.  Accordingly, Buyer agrees that it shall be treated as a "successor employer" (as defined in Treas. Reg. §54.4980B-9, Q&A-8(c)(1)) to the Seller with respect to the Seller's obligations to provide and/or offer continued health coverage in accordance with Sections 601 et seq. of ERISA and Section 4980B of the Code (hereinafter referred to as "COBRA Coverage") to "M&A Qualified Beneficiaries" (as defined in Treas. Reg. §54.4980B-9, Q&A-4(a) and (b)) who have timely elected COBRA Coverage or are eligible to elect COBRA Coverage as a result of a "qualifying event" (as defined under Section 603 of ERISA) occurring on or prior to the Closing.("Specified COBRA Coverage Liabilities").

(h) Consent to Employment and Use of Business Opportunities.  Seller hereby (i) consents to the employment of the Transferred Employees by Buyer, and agrees that Transferred Employees are permitted to direct all business opportunities that they develop with respect to the Business to Buyer, regardless of whether such business opportunities are developed by the Transferred Employees based on information or relationships he or she possessed while employed by Seller and regardless of whether any such information or relationships constituted or was considered confidential or proprietary information of Seller, (ii) agrees that neither Seller nor any Affiliate thereof will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any business opportunity as a result of the involvement therein of the Transferred Employees or the use of any such information or relationships in developing the business opportunity, (iii) agrees that the involvement of the Transferred Employees in any business opportunity, or the use of any such information or relationships in developing any business opportunity, will not constitute a breach of any fiduciary duty or other legal obligation owed by the Transferred Employees to Seller or its Affiliates, and (iv) agrees that the terms of any restrictive covenant agreements between the Transferred Employees and Seller or its Affiliates shall not prevent any of Buyer or its subsidiaries, Affiliates or employees (including the Transferred Employees), agents, independent contractors or other representatives from soliciting, communicating with, accepting business from, servicing or otherwise dealing with any of the customers of Seller with respect to the Business.
(i) Employees are Not Third-Party Beneficiaries.  The provisions of this Agreement are for the benefit of the Parties hereto, and no employee of Seller or Buyer shall have any rights hereunder.  Nothing herein expressed or implied shall be deemed an amendment of any employee benefit plan or otherwise confer upon any employee of Seller or Buyer, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at-will.
(j) Seller FSA.  From and after the Closing, the Buyer shall provide a flexible spending account plan for the Transferred Employees.  Seller shall transfer to Buyer an amount equal to the excess (if any) of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Seller FSA Plan made during 2017 to the Closing by Transferred Employees over the aggregate reimbursement payments made during 2017 to the date Closing from such accounts to such Transferred Employees.  Buyer shall cause such amounts to be credited to each Transferred Employee's respective flexible spending account under Buyer's flexible spending plan.  Immediately after the Closing, Buyer shall assume and be solely responsible for all claims for reimbursement by Transferred Employees with respect to such Transferred Employee's respective 2017 flexible spending account, whether incurred prior to, on or after the Closing, which claims shall be paid pursuant to Buyer's flexible spending plan.  Buyer shall cause its flexible spending plan to honor and continue through December 31, 2017 the elections made by each Transferred Employee under the Sellers' flexible spending plan for the plan year ending December 31, 2017 and that were in effect immediately prior to the Closing. To the extent, if any, that the aggregate reimbursement payments made by Seller during 2017 to the Closing Date from such accounts to such Transferred Employees exceeds the aggregate accumulated contributions to the flexible spending reimbursement accounts, Buyer shall reimburse Seller for such excess within ninety (90) days following the Closing.

(k) Seller HRA.  From and after the Closing, the Buyer shall provide a health reimbursement account plan for the Transferred Employees.  Seller shall transfer to Buyer an amount equal to the excess (if any) of the aggregate accumulated contributions to the health reimbursement accounts under the Seller HRA Plan made during 2017 to the Closing by Transferred Employees over the aggregate reimbursement payments made during 2017 to the date Closing from such accounts to such Transferred Employees.  Buyer shall cause such amounts to be credited to each Transferred Employee's respective health reimbursement account under Buyer's health reimbursement account plan.  Immediately after the Closing, Buyer shall assume and be solely responsible for all claims for reimbursement by Transferred Employees with respect to such Transferred Employee's respective 2017 health reimbursement account, whether incurred prior to, on or after the Closing, which claims shall be paid pursuant to Buyer's health reimbursement account plan.  Buyer shall cause its health reimbursement account plan to honor and continue through December 31, 2017 the elections made by each Transferred Employee under the Sellers' health reimbursement account plan for the plan year ending December 31, 2017 and that were in effect immediately prior to the Closing.
Section 11.5	Preservation of Certain Seller Books and Records
Seller may access, as set forth below, the following Seller Books and Records existing as of the Closing Date during the period such Seller Books and Records are held by Buyer following the Closing Date: (i) all regulatory filings and submissions to any Governmental Authority of Seller, (ii) all financial, accounting and Tax records of Seller and (iii) Seller's employee records (the "Preserved Records").  Upon reasonable notice from Seller, Buyer shall (a) afford Seller and its Representatives reasonable access, during regular business hours, to the Preserved Records and (b) furnish Seller and its Representatives upon request with copies of such Preserved Records.  At any time after termination of the Lease, upon ten (10) days' prior written notice to Seller, Buyer shall have the option to deliver any or all of the Preserved Records to Seller (to an address of Seller selected by Seller) at Buyer's sole expense.
Section 11.6	Notices Regarding Assumed Liabilities
If Seller receives written notice regarding any Assumed Liability after the Closing Date, Seller shall deliver such written notice to Buyer as promptly as possible.
Section 11.7	Certain Contributions
(a) For 2016.  Buyer agrees that on or prior to July 31, 2017, Two Hundred Sixty Eight Thousand Dollars ($268,000) shall be paid into the Seller 401(k) Plan by Buyer for the benefit of the Transferred Employees.
(b) For 2017.  Buyer agrees that on or prior to July 31, 2018, One Hundred and Ten Thousand Dollars ($110,000) shall be paid into the Seller 401(k) Plan by Buyer for the benefit of the Transferred Employees, along with an additional amount for 2017 that, when taken together with such $110,000, is consistent with Seller's historical practices based on the profitability of the business for 2017 (without taking into account, in determining such profitability, any transaction expenses or integration costs in connection with the transactions contemplated by this Agreement).

(c) For 2018.  Buyer agrees that on or prior to July 31, 2019, an amount that is consistent with Seller's historical practices based on the profitability of the business for 2018 shall be paid into the Seller 401(k) Plan by Buyer for the benefit of the Transferred Employees (without taking into account, in determining such profitability, any transaction expenses or integration costs in connection with the transactions contemplated by this Agreement).
Section 11.8	Environmental Filings
After the Closing, Seller shall file all notices and reports under applicable Environmental Law at the times required under such Environmental Laws.
Section 11.9	Product Liability Insurance
Each Party agrees that following the Closing Date it shall (to the extent permitted by applicable insurance policies): (i) add the other Party as an "additional insured" named on such Party's product liability insurance and (ii) continue to cover the other Party as an "additional insured" under its product liability insurance for a period of five (5) years following the Closing Date.  Buyer shall promptly (but in any event within ten (10) Business Days) reimburse Seller all costs and expenses incurred in connection with the foregoing.
Section 11.10	Restrictive Covenants
(a) Non-Competition.  Seller agrees that, for a period of five (5) years following the Closing Date (the "Restricted Period"), it shall not, and shall cause its stockholders (including David Hausmann), not to, directly or indirectly (other than in connection with performing obligations pursuant to the Lease or the Employment Agreement, as applicable):  (a) engage in, or license any Intellectual Property to, a Competitive Business, (b) have any ownership interest in or control a Competitive Business, or (c) in the case of a stockholder who is an individual, act as an employee, officer, director, manager, partner or representative of, or as an independent contractor, adviser, consultant or service provider to, a Competitive Business.  Notwithstanding the covenants set forth in this Section 11.10(a), no Person shall be prohibited hereunder from acquiring any securities of (i) a public company, to the extent that any such acquisitions do not result in ownership of more than five percent (5%) of all issued and outstanding capital stock of such public company or (ii) Buyer.
(b) Use of Trademark.  Seller agrees that, during the Restricted Period, it shall not (except as set forth in Section 11.2) and shall cause its stockholders (including David Hausmann) not to, use the name "Hausmann" alone for any business-related or commercial purpose, without modifying such trademark by adding a name or description immediately before or after the word "Hausmann" (e.g., "David Hausmann Company" or "Hausmann Real Estate Corporation").
(c) Confidentiality.  During the Restricted Period Seller shall, and shall cause its stockholders (including David Hausmann) and Representatives to maintain (other than in connection with performing obligations pursuant to the Lease or the Employment Agreement, as applicable), maintain the confidentiality of, and not use, Confidential Information relating to the Business or the Purchased Assets, except: (i) as may be required by applicable Law or to comply with the regulations or listing requirements of any applicable exchange; (ii) if the information in question has become publicly available through no fault of Seller, its stockholders or its Representatives; or (iii) Buyer has given its prior written approval to the disclosure; provided, that any disclosure shall, so far as is practicable, be made only after consultation with Buyer.

(d) Non-Solicitation of Transferred Employees.  Seller agrees that, during the Restricted Period, it shall not, and shall cause it stockholders (including David Hausmann) not to: (i) induce any Transferred Employee employed by Buyer or any of its stockholders after the Closing Date to leave such employment or (ii) hire or employ or attempt to hire or employ any such Transferred Employee in any capacity; except, the foregoing restrictions shall not apply to any such Transferred Employee who has been terminated by Buyer prior to commencement of employment discussions.
(e) Non-Solicitation of Customers and Suppliers.  Seller agrees that, during the Restricted Period, it shall not, and shall cause its stockholders (including David Hausmann) not to: (i) solicit, divert or take away from Buyer the business of any customer of the Business in connection with any Competitive Business; or (ii) induce any customer or supplier of the Business to limit, reduce or discontinue its relationship with Buyer or otherwise refrain from engaging in business with Buyer.
ARTICLE 12
TRANSFER TAXES; EXPENSES
Section 12.1	Transfer Taxes
Each of the Parties shall be responsible for one-half (1/2) of the transfer taxes, if any, payable with respect to the transfer of the Purchased Assets hereunder.  Each Party hereby waives compliance by the other Party with the requirements of any applicable bulk sale, bulk transfer or similar Laws of any jurisdiction in connection with the transactions contemplated hereby.
Section 12.2	Expenses
Except as set forth with respect to Transfer Taxes in Section 12.1, the Parties shall pay their own legal, accounting, broker, out-of-pocket and other expenses incident to the negotiation and execution of, and Closing under, this Agreement.  For the avoidance of doubt, Buyer shall pay the independent public accountant fees associated with preparing the 2015 Audited Financial Statements and 2016 Audited Financial Statements.
ARTICLE 13
GENERAL PROVISIONS
Section 13.1	General Provisions

(a) Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.
(b) No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties, and, except for the Indemnified Persons, no other Person shall have any right, benefits, remedies or obligation under this Agreement, as a third-party beneficiary or otherwise.
(c) Notices.  All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given:  (i) when received if personally delivered or sent by certified or registered mail, return receipt requested; or (ii) the Business Day after being sent, if sent for next-day delivery by an overnight delivery service.  In each case notice shall be sent to the following address or to such other place as a Party may designate as to itself by notice hereunder:
If to Seller, addressed to: If to Buyer, addressed to:
Hausmann Industries, Inc.
130 Union Street
Northvale, NJ 07647 USA
Attention: David Hausmann

With a copy (which shall not constitute notice) to:

 Lowenstein Sandler LLP
1251 Avenue of the Americas 17th Floor
New York, NY 10020
Attention: Raymond P. Thek

Dynatronics Corporation
7030 Park Centre Drive
Salt Lake City, Utah 84121
Attention:  Kelvyn H. Cullimore Jr.

With a copy (which shall not constitute notice) to:

GoodSmith Gregg & Unruh LLP
150 S. Wacker Drive, Suite 3150
Chicago, IL 60606
Attention:  Marilee Unruh and Steven Wayland

(d) Choice of Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed, governed and interpreted in accordance with the Laws of the State of Delaware, without regard to conflicts of laws principles.  Each Party irrevocably and unconditionally: (i) agrees and consents, with respect to any dispute arising out of or relating to this Agreement, to be subject to the exclusive jurisdiction of the Chancery Court in the State of Delaware; (ii) waives any objection to such venue and (iii) waives trial by jury in any Proceeding relating to this Agreement or the transactions contemplated hereby.
(e) Enforcement of Agreement.  The Parties acknowledge and agree that breaches of this Agreement could cause irreparable harm, which may not be adequately compensated by monetary damages alone.  Accordingly, the Parties agree that, in addition to any other right or remedy to which a Party may be entitled at law or in equity, the Parties shall be entitled to seek injunctive or other equitable relief, including specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(f) Entire Agreement.  This Agreement, together with all schedules hereto, and any Transaction Agreement having the same Parties, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, representations, warranties, negotiations and discussions, whether oral or written, including the Letter of Intent dated August 9, 2016 between Buyer and Seller and the Non-disclosure Agreement.
(g) Amendments and Waivers.  No amendment, supplement or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless expressly so provided therein.
(h) Counterparts; Electronic Transmission.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on a counterpart of this Agreement or of any other document to be delivered pursuant to this Agreement, an image of which has been transmitted electronically, will constitute an original signature for all purposes, and electronic transmission of such signature will constitute effective delivery of this Agreement or any such document for all purposes.
(i) Severability; Judicial Modification.  If any provision contained in this Agreement shall be held to be invalid or unenforceable in any respect, then, to the maximum extent permitted by Law, such invalidity or unenforceability shall not affect any other provision of this Agreement.  Should any provision of this Agreement be deemed to be too broad in scope to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by Law, and the Parties agree that such scope may be judicially modified to the extent necessary to make it enforceable.
(j) Cumulative Remedies.  Except as otherwise specifically provided in this Agreement, all rights and remedies of any Party are cumulative of each other and of every other right or remedy such Party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
(k) Investigation.  The representations, warranties, covenants and agreements contained herein, and the rights of indemnification hereunder with respect thereto, shall not be affected by any investigation conducted, or knowledge acquired or deemed acquired, by or on behalf of any Party.

(l) Incorporation of Schedules and Attachments.  Any schedules or other attachments that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.
(m) Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective stockholders to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Agreements.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase Agreement as of the day and year first above written.

BUYER:
DYNATRONICS CORPORATION

By: /s/Kelvyn H. Cullimore Jr.
Name: Kelvyn H. Cullimore Jr.
Title: President & Chief Executive Officer
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SELLER:
HAUSMANN INDUSTRIES, INC.

By: /s/David Hausmann
Name: David Hausmann
Title: Chief Executive Office

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